EXHIBIT 11

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                                      THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                 1997                   1996
                                                                          ------------------     ------------------

PRIMARY:
Weighted average common shares outstanding                                     327,727                315,443
Net effect of dilutive stock options                                            15,045                 20,708
                                                                              --------               --------

        Total Common and Common Equivalent Shares                              342,772                336,151
                                                                              ========               ========

Net income                                                                    $ 64,580               $ 39,681
                                                                              ========               ========

Net income per common and common equivalent share                             $   0.19               $   0.12
                                                                              ========               ========


FULLY DILUTED:
Weighted average common shares outstanding                                     327,727                315,443
Net effect of dilutive stock options                                            15,045                 20,708
                                                                              --------               --------
                                                                               342,772                336,151
Assumed conversion of 5% Convertible Subordinated
   Debentures due 2001                                                          12,226                 12,226
                                                                              --------               --------

        Total Common and Common Equivalent Shares,
        Fully Diluted                                                          354,998                348,377
                                                                              ========               ========

Net income                                                                    $ 64,580               $ 39,681

Elimination of interest and amortization on 5%
   Convertible Subordinated Debentures due 2001, less
   the related effect on the provision for income taxes                            960                    951
                                                                              --------               --------

Net income, fully diluted                                                     $ 65,540               $ 40,632
                                                                              ========               ========

Net income per common and common equivalent share                             $   0.18               $   0.12
                                                                              ========               ========


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